NEWS RELEASE

                                                                        CONTACT:
                                                                Robert R. Friedl
                            Vice President - Finance and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5479


                    Columbus McKinnon Names Derwin Gilbreath
                   Vice President and Chief Operating Officer


AMHERST, N.Y., February 22, 2005 - Columbus McKinnon Corporation (Nasdaq: CMCO), a leading designer and manufacturer of material handling products, today announced the appointment of Derwin Gilbreath to the newly created position of Vice President and Chief Operating Officer.

Mr. Gilbreath has more than 30 years of experience in industrial operations and management, including Chief Operating Officer of the Metalworking Solutions and Services Group of Kennametal (NYSE: KMT), Inc. Prior to joining Kennametal in 1994, he also served in senior operations management positions at General Signal Corporation and NL Industries. A graduate of the University of Houston (BBA) and the University of North Texas (MBA), he began his manufacturing career with TRW Mission.

"Derwin is an excellent addition to Columbus McKinnon's management team, bringing significant and diverse experience in managing large global manufacturing operations. He has a very strong background in implementing Lean Manufacturing and in leading sales organizations that sell through a variety of distribution channels," said Timothy T. Tevens, President and Chief Executive Officer. "Derwin's experience and strengths make him the ideal person to assume the position of Chief Operating Officer of Columbus McKinnon as we continue to refine our manufacturing operations and product lines and increase opportunities in our domestic and global markets."

Mr. Gilbreath, who will report to Mr. Tevens, will have operating and sales responsibility for Columbus McKinnon's entire Products segment and certain businesses in the Solutions segment.


About Columbus McKinnon
-----------------------
Columbus McKinnon is a leading worldwide designer and manufacturer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.


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Safe Harbor Statement
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, and involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including changes in accounting regulations and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.


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